                                                                    EXHIBIT 12.1

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                               PERIOD ENDED DECEMBER 31,
                                        ---------------------------------------
                                         1997    1996    1995    1994   1993(1)
                                        ------- ------- ------- ------- -------
Earnings from operations............... $51,115 $32,998 $19,639 $ 9,926  $ 38
Add:
  Interest expense.....................  20,292  16,181  19,042   9,240   --
                                        ------- ------- ------- -------  ----
Earnings, as adjusted.................. $71,407 $49,179 $38,681 $19,166  $ 38
                                        ======= ======= ======= =======  ====
Fixed charges:
  Interest expense..................... $20,292 $16,181 $19,042 $ 9,240  $--
  Capitalized interest.................  10,169  10,250   4,404     793   --
                                        ------- ------- ------- -------  ----
  Total fixed charges.................. $30,461 $26,431 $23,446 $10,033  $--
                                        ======= ======= ======= =======  ====
Ratio of earnings to fixed charges.....     2.3     1.9     1.6     1.9   N/A
                                        ======= ======= ======= =======  ====

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(1) For the period from inception (October 26, 1993) to December 31, 1993.